Exhibit 99.1

ALBEMARLE AND PETROBRAS TO BUILD WORLD SCALE HPC PLANT IN BRAZIL

(Baton Rouge, LA) December 06, 2010 - Albemarle Corporation (NYSE: ALB) and Petrobras announced today that they have signed a Memorandum of Understanding to build a world scale hydroprocessing catalyst (HPC) production plant on the site of their existing joint venture Fabrica Carioca de Catalisadores SA (FCC SA) in Santa Cruz, Brazil. The new facility will complement existing production of fluid catalytic cracking (FCC) catalysts.

The plant will be constructed ahead of significant demand growth for hydroprocessing catalysts, as Brazil begins to implement more stringent specifications for ultra low sulfur diesel and as Petrobras begins to introduce new hydrotreaters to existing and new refineries over the coming years. Albemarle will provide FCC SA with its leading technology for the manufacture of HPC, enabling the production of STARS® catalysts, which have enabled the broad implementation of the most stringent sulfur specifications in fuels in North America, Western Europe and Japan. The plant will be ideally placed to serve growing needs for HPC in South America.

Petrobras and Albemarle are also further enhancing their partnership by engaging into a joint technical cooperation aimed at the further development of advanced hydroprocessing catalysts, mirroring their very successful existing cooperation in the area of FCC catalysts.

Paulo Roberto Costa, Downstream Director of Petrobras said, “Petrobras is investing hard to improve the quality of its oil derived streams with the construction of new hydrotreating and hydroconversion units. Petrobras is increasingly making use of hydroprocessing catalysts and its future needs are going up by significant investments in new refining units. As an illustration of our catalysts demand, in 2016 it is expected to be 5 times higher than current consumption. This development is particularly important to guarantee market competitive sourcing over the long term. It also reinforces our strategic alliance with Albemarle.”

Mark Rohr, Chairman and CEO of Albemarle Corporation said, “The partnership between Petrobras and Albemarle in refinery catalysts has been truly unique and has generated significant value for both companies for over 25 years. This expansion into HPC takes our relationship with Petrobras to the next level and also allows us to combine the technological leadership of both companies to best provide South America with clean fuels meeting the highest standards.”

About Albemarle:

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility

Albemarle Corporation	1
451 Florida Street
Baton Rouge, Louisiana, USA

Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. To learn more, visit www.albemarle.com

About Petrobras:

Petrobras is a publicly traded corporation operating in a integrated manner in the following segments of the oil, gas, and energy industry: exploration and production; downstream, marketing, transportation and petrochemicals; distribution; natural gas, energy and biofuels. Established in 1953, it was ranked the fourth largest energy company in the world by PFC Energy (market value criteria). The leader in the Brazilian oil industry, the company is expanding its operations with a view to being among the five largest integrated energy companies in the world. For more information, visit www.petrobras.com.br/ri/english

Albemarle Contacts:

Media: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations: Sandra Rodriguez, (225) 388-7654, Sandra.Rodriguez@albemarle.com

Petrobras Contact:

Investor Relations: E-mail: petroinvest@petrobras.com.br / Tel.: 55 (21) 3224-1510 / 9947

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation 451 Florida Street Baton Rouge, Louisiana, USA	2